Exhibit 10.4

AMENDED AND RESTATED CONSULTANT AGREEMENT

THIS AMENDED AND RESTATED CONSULTANT AGREEMENT (the “Agreement”) is made and entered into this May 1, 2020 by and between Atlanticus Services Corporation, a Georgia corporation (“Company”), and Denise Harrod, a Georgia resident (“Consultant”).

BACKGROUND:

Company desires to retain Consultant to provide certain services to Company, and Consultant desires to provide such services to Company, all subject to and in accordance with the terms and conditions contained herein.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premise, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Services. Subject to the terms and conditions set forth in this Agreement, Company hereby retains Consultant to provide to Company advisory services (the “Services”), and Consultant agrees to render the Services to Company. All findings, analyses and work product of Consultant in connection with the Services shall be provided to Company in a format reasonably requested by Company.

2.         Obligations of Consultant. In her performance of the Services hereunder, Consultant shall at all times comply with and abide by the terms and conditions set forth in this Agreement, all applicable policies and procedures of Company, and all applicable laws. Consultant shall be responsible for all reporting of compensation she receives and the payment of all taxes in connection therewith.

3.         Compensation and Expenses; Independent Contractor.

(a)         Subject to the terms and conditions set forth in this Agreement, as compensation for the Services, Company shall pay to Consultant, and Consultant shall accept, compensation in the amount of (i) $7,500 per month from May 1, 2020 to January 31, 2021 and (ii) $2,500 per month from February 1, 2021 and thereafter. Company shall make payment to Consultant in a manner reasonably agreed between the parties.

(b)         All expenses incurred by Consultant in connection with the provision of Services hereunder shall be the sole responsibility of Consultant unless agreed in writing in advance by the Company.

(c)         The relationship created by the agreement shall be one of an independent contractor, and not any form of employment. The parties agree to this relationship, and shall take any measures reasonably required to demonstrate that there is no employment relationship created in connection with this Agreement, and Consultant is not an employee of Company.

4.         Confidentiality.

(a)         For purposes of this Agreement, the following terms shall have the following respective meanings:

“Confidential Information” means any data or information belonging to or pertaining to Company (and/or any other person or entity, if such data or information is provided or disclosed to Consultant in connection with her performance of the Services), other than “Trade Secrets” (as defined below), that is not generally known by or available to the public or competitors of Company, concerning any aspect of the products, services or business of Company (and/or other applicable person or entity), including, without limitation, financial statements or information, technical or nontechnical data, formulae, compilations, programs, methods, financial plans, product plans, marketing or sales strategies, portfolio information, and lists of actual or potential borrowers, loan program participants or other customers.

“Trade Secrets” means the “trade secrets” of Company (and/or any other person or entity, if such trade secrets are provided or disclosed to Consultant in connection with her performance of the Services) as defined under applicable law.

(b)         In recognition of Company’s need to protect its legitimate business interests, Consultant hereby covenants and agrees that she shall regard and treat each item of information or data constituting a Trade Secret or Confidential Information as strictly confidential and wholly owned by Company (and/or other applicable person or entity) and that she will not use, distribute, disclose, reproduce or otherwise communicate any such item of information or data to any person or entity for any purpose other than as necessary in connection with the performance of her obligations under this Agreement. The covenant contained in the preceding sentence shall apply: (i) with respect to Confidential Information, at all times during the term of this Agreement and for a period of three (3) years thereafter; and (ii) with respect to Trade Secrets, at all times such data or information constitutes a “trade secret” under applicable law. The limited duration of Consultant’s obligations under this Section 4(b) shall not operate or be construed as affording Consultant any right or license thereafter to use any Confidential Information or Trade Secrets, or as a waiver by Company of the rights and benefits otherwise available to Company under the laws governing the protection and enforceability of patents, trade secrets and other intellectual property. Consultant agrees that any agents, employees or independent consultants of Consultant (or any other parties) to whom any Confidential Information or Trade Secrets are disclosed in connection with Consultant’s performance of the Services will be bound by the provisions of this Section 4, and Consultant shall be responsible for the actions, uses and disclosures of all such parties.

(c)         Notwithstanding the provisions of Section 4(a) above, the following shall not be considered to be Confidential Information: (i) any information that was in the public domain through no fault or act of Consultant prior to the disclosure thereof to Consultant; (ii) any information that comes into the public domain after the disclosure thereof to Consultant through no fault or act of Consultant; and (iii) any information that is disclosed without restriction to Consultant by a third party having the legal right to make such disclosure.

(d)         Upon the termination of Consultant’s engagement with Company hereunder, or when otherwise requested by Company, Consultant will deliver promptly to Company all files, customer lists, management reports, drawings, memoranda, forms, financial data, reports and other documents (including all copies of the foregoing and all notes, records, analyses, compilations, studies and other materials) containing Confidential Information or Trade Secrets or otherwise obtained or created by or for Consultant in connection with her engagement hereunder, and all of the equipment and other materials of Company, in her possession or under her control.

(e)         In the event that Consultant is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secrets, it is agreed that Consultant will provide Company with prompt written notice of such request(s) so that it may seek an appropriate protective order or other appropriate remedy and/or waive Consultant's compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Company grants a waiver hereunder, Consultant may furnish that portion (and only that portion) of the Confidential Information or Trade Secrets which, in the written opinion of Consultant's counsel, Consultant is legally compelled to disclose, and Consultant agrees to exercise best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information or Trade Secrets so furnished.

5.         Ownership of Work Product. All work product, property, data, documentation, information, analyses or materials conceived, discovered, developed or created by Consultant pursuant to this Agreement (collectively, the “Work Product”) shall be owned exclusively by Company. To the greatest extent possible, any Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by Company. “Intellectual Property Rights” means, on a world-wide basis, any and all now-known or hereafter known rights associated with works of authorship or creation including, without limitation, (i) copyrights, copyright rights, moral rights and mask work rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and other patent rights; (v) other rights with respect to inventions, discoveries, improvements, know-how, formulas, algorithms, processes, technical information and other technology; (vi) all other intellectual and industrial property rights of every kind or nature and however designated, whether arising by operation of law, contract, license or otherwise; and (vii) all national, foreign and state registrations, applications for registration and all renewals and extensions thereof (including, without limitation, any continuations, continuations-in-part, divisional, reissues, substitutions and reexaminations), all goodwill associated therewith, and all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and extensions; to sue for all past, present and future infringements or other violations of any rights relating thereto; and to settle and retain proceeds from any such actions). Consultant hereby unconditionally and irrevocably transfers and assigns, and upon the future creation thereof automatically transfers and assigns, without further consideration, to Company all right, title and interest in or to any Work Product and Intellectual Property Rights. Consultant agrees to perform, during or after Consultant’s engagement, such further acts as may be necessary or desirable to transfer, perfect, and defend Company’s ownership of the Work Product and Intellectual Property Rights that are reasonably requested by Company.

6.         Term. The term of this Agreement shall commence as of the date hereof and shall terminate upon thirty (30) days’ prior written notice by either party.

7.         Indemnification. Consultant hereby indemnifies and agrees to defend and hold harmless Company and its employees, officers, directors, agents, affiliates and independent Consultants from and against any and all damages, losses, costs (including, without limitation, court costs and attorneys’ fees), settlements, suits, actions, expenses, liabilities and claims of any kind caused by or resulting from any breach of this Agreement by Consultant or any other act or omission of Consultant in connection with the performance of the Services.

Company hereby indemnifies and agrees to defend and hold harmless Consultant from and against any and all damages, losses, costs (including, without limitation, court costs and attorneys’ fees), settlements, suits, actions, expenses, liabilities and claims of any kind caused by or resulting from any breach of this Agreement by Company or any other act or omission of Company or its employees, agents or independent Consultants in connection with the performance of the Services.

8.         Notices.

(a)         All notices provided for or required by this Agreement shall be in writing and shall be delivered personally to the other party, or mailed by certified or registered mail (return receipt requested), or delivered by a recognized overnight courier service, as follows:

If to Company:         Atlanticus Services Corporation

Five Concourse Parkway

Suite 300

Atlanta, Georgia 30328

Attention: General Counsel

If to Consultant:         Denise Harrod

(b)         Notices delivered pursuant to Section 8(a) hereof shall be deemed given: at the time delivered, if personally delivered, three (3) business days after being deposited in the mail, if mailed; and one (1) business day after timely delivery to the courier, if by overnight courier service.

(c)         Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 8.

9.         Miscellaneous.

(a)         This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both parties hereto. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

(b)         This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

(c)         Consultant may not assign this Agreement, in whole or in part, without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

(d)         This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

(e)         The headings contained herein are for the convenience of the parties only and shall not be interpreted to limit or affect in any way the meaning of the language contained in this Agreement.

(f)         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

(g)         If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

(h)         This Agreement shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation.

(i)         Upon the reasonable request of the other party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“Company”

ATLANTICUS SERVICES CORPORATION

By:         /s/ Rohit H. Kirpalani
Name: Rohit H. Kirpalani

Title: Secretary

“Consultant”

/s/ Denise Harrod

Denise Harrod